Exhibit 99.1

Shineco, Inc. Announces $51 Million USD Contract with Horgos Huajing Tencel Technology Development Co., Ltd.

BEIJING, December 18, 2017 /PRNewswire/ -- Shineco, Inc. ("Shineco" or the "Company"; NASDAQ: TYHT), a manufacturer and distributor of Chinese herbal medicines, organic agricultural products, specialized textiles, and other health and well-being focused plant-based products in China, today announced that the Company, through its joint venture company, Xinjiang Shineco Taihe Agriculture Technology Ltd. ("Xinjiang Taihe"), has signed a supply contract on December 15, 2017 (the “Contract”) with Horgos Huajing Tencel Technology Development Co., Ltd. (“Huajing”) worth approximately $51 million USD ( 340 million RMB).

Through Shineco's proven track record and reputation for quality among peers, Shineco has been contracted by Huajing to supply up to 20,000 tons of apocynum leather fabric at a price of 17,000 RMB per ton. Pursuant to the Contract, Huajing is expected to purchase up to approximately $51 million USD ( 340 million RMB) worth of apocynum leather fabric from Shineco from December 15, 2017 to December 31, 2018. Pursuant to the Contract, Shineco is expected to guarantee that both the impurity and dampness of the apocynum leather fabric to be less than 6%.

Mr. Yuying Zhang, Chairman and Chief Executive Officer of Shineco, stated, “We are proud to partner with Huajing. The Supply Contract will help Shineco to expand our business rapidly. This partnership will provide Huajing with better access to the desired apocynum leather fabric and, at the same time, leverage Shineco’s brand reputation in a bigger platform. We look forward to nurturing a thriving business relationship. Looking forward, we are very excited to continue building our relationship with well-respected partners like Huajing.”

About Shineco, Inc.

Incorporated in August 1997 and headquartered in Beijing, China, Shineco, Inc. ("Shineco" or the "Company") is a Delaware holding company that uses its subsidiaries' and variable interest entities' vertically- and horizontally-integrated production, distribution and sales channels to provide health and well-being focused plant-based products in China. Utilizing modern engineering technologies and biotechnologies, Shineco produces, among other products, Chinese herbal medicines, organic agricultural produce and specialized textiles. For more information about the Company, please visit  www.tianyiluobuma.com.

Forward-Looking Statements

This press release contains information about Shineco's view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to raise additional funding, its ability to maintain and grow its business, variability of operating results, its ability to maintain and enhance its brand, its development and introduction of new products and services, the successful integration of acquired companies, technologies and assets into its portfolio of products and services, marketing and other business development initiatives, competition in the industry, general government regulation, economic conditions, dependence on key personnel, the ability to attract, hire and retain personnel who possess the technical skills and experience necessary to meet the requirements of its clients, and its ability to protect its intellectual property. Shineco encourages you to review other factors that may affect its future results in Shineco's registration statement and in its other filings with the Securities and Exchange Commission.

For more information, please contact:

Tina Xiao
Ascent Investor Relations LLC
Phone: +1-917-609-0333
Email: tina.xiao@ascent-ir.com